Exhibit 99.1

For Immediate Release                   Contact: Rick DeLisi
April 23, 2003            Director, Corporate Communications
Page 1 of 5                                   (703) 650-6550

       Atlantic Coast Airlines Holdings, Inc. Reports
     First Quarter 2003 Financial and Operating Results

Dulles, VA, (April 23, 2003) - Atlantic Coast Airlines Holdings, Inc. (Nasdaq/NM: ACAI), parent of Atlantic Coast Airlines (ACA), which operates flights as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada, announced today that based on accounting principles generally accepted in the United States (GAAP) first quarter net income was $2.0 million ($0.04 per diluted share), compared to first quarter 2002 net income of $14.3 million ($0.31 per diluted share).

The company's first quarter 2003 results were affected by the items noted below:

--The company's total number of revenue departures was adversely affected by severe weather conditions and by damaged aircraft. As a result of abnormal winter weather at its Washington Dulles hub and many of the cities served in the Northeastern and Midwestern United States, the company cancelled approximately 3.7% of its scheduled departures in the first quarter, or approximately 2,900 flights due to weather, compared to 1,200 flights during the first quarter last year. In addition, a number of aircraft were damaged, some severely, due to accidents attributed to other parties' operations and to storm conditions. The equivalent of three aircraft were out of service during the first quarter as a result of this damage, two of which are not anticipated to be returned to scheduled service until May. The company estimates that its lost revenue and increased costs relating to unusual weather and aircraft damage reduced pre-tax income by approximately $7.7 million during the quarter.

--The company's earnings for first quarter 2003 were materially affected by the fact that the fee-per-departure rates paid by United Airlines have not been set for 2003, with the result that ACA continues to accrue and receive payment for revenue from United at 2002 rates. Primarily as a result of decreases in scheduled aircraft utilization, the existing rates for 2002 do not adequately compensate the company. Under ACA's agreement with United, rates are to be reviewed each year and modified to reflect changes in costs and developments that have a significant impact. ACA is continuing to pursue discussions with United regarding rates for 2003. The company estimates that the income shortfall in the first quarter resulting from using 2002 departure rates relative to the rates increase it has requested from United was approximately $10 million pre-tax.

--A  charge  to  other expense of $1 million  related  to  a
payment   to   Delta   Air  Lines  to   remove   contractual
restrictions on the use of its ACJet subsidiary and its operating certificate.


--Continued legal costs and contingency planning expenses of approximately $0.4 million in the first quarter as a result of the bankruptcy filings of United Airlines and Fairchild
Dornier.

--The company continues to accrue expenses subject to a rate dispute with a vendor related to the power-by-the-hour maintenance contract for certain of the company's regional jet engines. In the first quarter, the company accrued $0.9 million for additional maintenance and potential interest costs in excess of cash payments related to this dispute.

Due to the uncertainties surrounding the situation with United and the industry in general, the company previously announced steps to address the current difficulties faced by its partners and the airline industry:

--Based on the unavailability of acceptable financing and other uncertainties facing ACA in the coming months, the company is continuing its discussions with Bombardier to defer certain CRJ deliveries scheduled for 2003 and 2004. In connection with potential changes in its CRJ delivery schedule, the company is reviewing the retirement plan for its fleet of J-41 turboprops, a plan that is subject to change depending on the outcome of the discussions with Bombardier. Changes in the early retirement plan that would keep the
J-41s in service for an additional period may result in the company having to reverse amounts previously recorded as early retirement charges.

--The company announced that it has commenced an aggressive cost reduction effort to lower the cost it charges to its major airline partners and to ensure that its costs remain competitive in a difficult revenue environment. The cost reduction effort includes the following:

     Effective  April  1,  most  salaried  employees'   base
     salaries  were  reduced  by  5-10%,  and  all  of   the
     company's bonus plans were eliminated or reduced. These cuts affect the senior management group the most, resulting in an effective reduction of approximately 20-30% of potential cash compensation.

     Approximately 330 employees will be subject to a reduction in force in the coming months, including 197 pilots. The pilot furloughs are necessary to bring crew numbers to levels appropriate for current aircraft utilization and changes to the fleet plan now anticipated by the company.

     Additional   cost   reduction   measures   are    being
     implemented  including  the  renegotiation  of   vendor
     agreements and a reduction in capital expenditures.

During  the  first quarter 2003, ACA generated approximately
1.1 billion available seat miles (ASMs), an increase of 4.1 percent over the same period last year. The company carried 1,922,609 passengers, an increase of 32.6 percent over the same period last year.


Load factor improved 10.9 points to 67.8% for the first quarter compared to 56.9% in the first quarter 2002.

Statements in this press release and by company executives regarding its relationship with United Airlines, Inc. and regarding projections and expectations of future aircraft deliveries, availability of financing, future payments by United, operations, earnings, revenues and costs represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: the extent to which the company accepts regional jet deliveries under its agreement with Bombardier, and its ability to delay deliveries or to settle arrangements with Bombardier regarding undelivered aircraft; United's decision to elect either to affirm all of the terms of the company's United Express Agreement, or to reject the agreement in its entirety, the timing of such decision, any efforts by United to negotiate changes prior to making a decision on whether to affirm or reject the contract, the ability and timing of agreeing upon rates with United, the company's ability to collect pre-petition obligations from United or to offset pre-petition obligations due to United, the company's ability to collect post-petition amounts it believes are due from United for rate adjustments and United's ability to successfully reorganize and emerge from bankruptcy; the continued financial health of Delta Air Lines, Inc.; changes in levels of service agreed to by the company with its code-share partners due to market conditions, and willingness of finance parties to continue to finance aircraft in light of the United situation and of market conditions generally, the ability of these partners to manage their operations and cash flow, and ability and willingness of these partners to continue to deploy the company's aircraft and to utilize and pay for scheduled service at agreed upon rates; availability and cost of product support for the company's 328JET aircraft; whether the company is able to recover or realize on its claims against Fairchild Dornier in its insolvency proceedings and unexpected costs arising from the insolvency of Fairchild Dornier; general economic and industry conditions; additional acts of war; and risks and uncertainties arising from the events of September 11, the impact of the outbreak of Severe Acute Respiratory Syndrome on travel and from the slow economy which may impact the company, its code-share partners, and aircraft manufacturers in ways that the company is not currently able to predict. These and other factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31,
2002. These statements are made as of April 23, 2003 and ACA undertakes no obligation to update any such forward-looking information, whether as a result of new information, future events, changed expectations or otherwise.

ACA has a fleet of 142 aircraft-including 112 regional jets-and offers approximately 840 daily departures, serving 84 destinations in the U.S. and Canada. The company employs over 4,900 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.

             Condensed Consolidated Balance Sheet
                        (in thousands)

                              March 31,    December 31,
                                 2003         2002
                              Unaudited     Audited
Current assets:
Cash, cash equivalents and
 short-term investments        $189,820      $242,621
Accounts receivable, net         12,820        13,870
Other current assets            136,078        69,041
Total current assets            338,718       325,532

Property and equipment, net     195,884       195,413
Aircraft deposits                44,210        44,810
Other assets                      9,853         9,383

Total assets                   $588,665      $575,138

Current liabilities:
Accounts payable               $ 25,874      $ 22,475
Current portion of long-
 term debt                        6,400         6,349
Accrued liabilities              86,297        84,377
Accrued aircraft early
 retirement charge               14,700        14,700
Total current liabilities       133,271       127,901

Long-term debt, less
 current portion                 53,465        54,291
Aircraft early retirement
 charge, less current portion    31,768        31,768
Other long-term liabilities      92,600        85,810
Total liabilities               311,104       299,770

Stockholders' equity            277,561       275,368

Total liabilities and
 stockholders' equity          $588,665      $575,138

                      Condensed Consolidated Financial Results
                      (in thousands, except per share amounts)
                                      Unaudited

                       First Quarter Ended March 31,
                               2003        2002          Pct. Change
Operating revenues:
Passenger  revenue         $198,603      $170,691          16.4%
Other revenue                 5,606         2,275         146.4%
Total operating revenues    204,209       172,966          18.1%

Operating expenses:
Salaries and related costs   55,521        45,751          21.4%
Aircraft fuel                39,851        23,835          67.2%
Aircraft maintenance
 and materials               22,261        13,872          60.5%
Aircraft rentals             31,739        26,672          19.0%
Traffic commissions and
 related fees                 6,435         5,061          27.1%
Facility rents and
 landing fees                12,027        10,625          13.2%
Depreciation and
 amortization                 6,110         4,599          32.9%
Other                        26,414        18,853          40.1%
Total operating expenses    200,358       149,268          34.2%

Operating income              3,851        23,698         (83.7%)

Non-operating income
 (expense)                     (468)          368         227.2%
Income before taxes           3,383        24,066         (85.9%)
Income tax expense            1,387         9,747         (85.8%)

Net income                 $  1,996      $ 14,319         (86.1%)


Net income per common and common
equivalent shares:
            Basic          $   0.04      $   0.32
            Diluted        $   0.04      $   0.31

Weighted average number of common
  and common equivalent shares
           Basic             45,225        44,677
           Diluted           45,328        46,367



                                Operating Statistics-First Quarter
                                      2003        2002      Pct. Change
Revenue passenger miles (000's)     746,084      601,637        24.0%
Available seat miles (000's)      1,100,543    1,057,332         4.1%
Load Factor                           67.8%        56.9%    10.9 pts.
Passengers                        1,922,609    1,450,201        32.6%
Revenue departures                   72,019       66,403         8.5%
Revenue block hours                 105,618       98,708         7.0%
Yield per RPM (cents)                  26.6         28.4       (6.3%)
Passenger revenue per ASM (cents)      18.0         16.1        11.8%
Operating cost per ASM (cents)         18.2         14.1        29.1%
Operating cost per ASM
 excluding fuel (cents)                14.6         11.9        22.7%
Operating margin                       1.9%        13.7%  (11.8 pts.)
Average passenger trip
 length (miles)                         388          415       (6.5%)